UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No.  )*

Quanex Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

747620102
(CUSIP Number)

July 21, 2005
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]          Rule 13d-1(b)
[X]          Rule 13d-1(c)
[   ]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 747620102	13G	Page 2 of 13 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,272,468 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.8% as of the date of this filing
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 747620102	13G	Page 3 of 13 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,272,468 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.8% as of the date of this filing
12.		TYPE OF REPORTING PERSON
OO; HC

CUSIP NO. 747620102	13G	Page 4 of 13 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,272,468 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.8% as of the date of this filing
12.		TYPE OF REPORTING PERSON
IN; HC

CUSIP NO. 747620102	13G	Page 5 of 13 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,272,468 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.8% as of the date of this filing
12.		TYPE OF REPORTING PERSON
OO; HC

CUSIP NO. 747620102	13G	Page 6 of 13 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,272,468 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.8% as of the date of this filing
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 747620102	13G	Page 7 of 13 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,272,468 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.8% as of the date of this filing
12.		TYPE OF REPORTING PERSON
CO

CUSIP NO. 747620102	13G	Page 8 of 13 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,272,468 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 4.8% as of the date of this filing
12.		TYPE OF REPORTING PERSON
OO; BD

CUSIP NO. 747620102	13G	Page 9 of 13 Pages

Item 1(a)	Name of Issuer:	QUANEX CORPORATION

Item 1(b)	Address of Issuer’s Principal Executive Offices:

1900 West Loop South, Suite 1500
Houston, TX 77027

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Citadel Limited Partnership
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Kenneth Griffin
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Wellington LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Kensington Global Strategies Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Bermuda company

CUSIP NO. 747620102	13G	Page 10 of 13 Pages

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

2(d)	Title of Class of Securities:

Common Stock, par value $0.50 per share

2(e)	CUSIP Number:		747620102

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;

	(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4	Ownership:

CUSIP NO. 747620102	13G	Page 11 of 13 Pages

CITADEL LIMITED PARTNERSHIP
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON LLC
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.

CITADEL DERIVATIVES GROUP LLC

(a)	Amount beneficially owned:

1,272,468 shares

(b)	Percent of Class:

Approximately 4.8% as of the date of this filing

(c)	Number of shares as to which such person has:

	(i)	sole power to vote or to direct the vote:

0

	(ii)	shared power to vote or to direct the vote:

See Item 4(a) above.

	(iii)	sole power to dispose or to direct the disposition of:

0

	(iv)	shared power to dispose or to direct the disposition of:

See Item 4(a) above.

The obligation to file this Schedule 13G arose on July 21, 2005.  The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage.  At no time since July 21, 2005 have the Reporting Persons been the beneficial owners of greater than 10% of the Company’s outstanding Common Stock as determined in accordance with Rule 13d of the Securities Exchange Act of 1934.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

CUSIP NO. 747620102	13G	Page 12 of 13 Pages

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Mathew B. Hinerfeld is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 4, 2005, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Schedule 13G/A for Komag, Incorporated.

CUSIP NO. 747620102	13G	Page 13 of 13 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 28th day of July, 2005

CITADEL INVESTMENT GROUP, L.L.C.		KENNETH GRIFFIN

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, attorney-in-fact*
Director and Deputy General Counsel
CITADEL EQUITY FUND LTD.
CITADEL LIMITED PARTNERSHIP
		By:	Citadel Limited Partnership,
By:	Citadel Investment Group, L.L.C.,		its Portfolio Manager
its General Partner
		By:	Citadel Investment Group, L.L.C.,
By:	/s/ Matthew B. Hinerfeld		its General Partner
Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel	By:	/s/ Matthew B. Hinerfeld
Matthew B. Hinerfeld, Managing
CITADEL WELLINGTON LLC			Director and Deputy General Counsel

By:	Citadel Limited Partnership,	CITADEL KENSINGTON GLOBAL
	its Managing Member	STRATEGIES FUND LTD.

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	/s/ Matthew B. Hinerfeld	By:	Citadel Investment Group, L.L.C.,
	Matthew B. Hinerfeld, Managing		its General Partner
Director and Deputy General Counsel
		By:	/s/ Matthew B. Hinerfeld
CITADEL DERIVATIVES GROUP LLC			Matthew B. Hinerfeld, Managing
Director and Deputy General Counsel
By:	Citadel Limited Partnership,
its Managing Member

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Matthew B. Hinerfeld
Matthew B. Hinerfeld, Managing
Director and Deputy General Counsel